EXHIBIT 5.1

February 4, 2021

Equillium, Inc.

2223 Avenida de la Playa, Suite 105

La Jolla, CA 92037

Ladies and Gentlemen:

We have acted as counsel to Equillium, Inc., a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement dated February 3, 2021 (the “Purchase Agreement”) by and between the Company and the purchasers signatories thereto (the “Purchasers”), relating to the sale by the Company to the Purchasers of 4,285,710 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase up to 1,285,713 shares of Common Stock (the “Warrant Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Amended and Restated Certificate of Incorporation of the Company;

2. Amended and Restated Bylaws of the Company;

3. The Purchase Agreement and Warrants;

4. Registration Statement on Form S-3 (Registration No. 333-234683) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 13, 2019 (as such registration statement was declared effective on November 25, 2019, the “Registration Statement”) pursuant to the Securities Act;

5. The prospectus supplement dated February 3, 2021 filed with the Commission, pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated November 25, 2019 (together with the Prospectus Supplement, the “Prospectus”); and

6. Written consent of the Board of Directors of the Company approving the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus and paid for by the Purchasers as contemplated by the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company to the Purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the Warrant Shares have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW